<PAGE 1>                                         EXHIBIT 11



                   NAVISTAR INTERNATIONAL CORPORATION
                      AND CONSOLIDATED SUBSIDIARIES
                   ----------------------------------
        COMPUTATION OF NET INCOME PER COMMON SHARE  (UNAUDITED)



A.  Primary:  See the Statement of Income of this Form 10-Q.

B. Full Dilution: Net income per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are exercised and the proceeds applied to reduce common stock outstanding. The computations assume that convertible preferred and preference stock are converted to common stock. Income is divided by the average number of common shares outstanding and unconditionally issuable at the end of each month during the period, adjusted for the net effects of the exercise of options and warrants and the conversion of convertible preferred and preference stocks.


                                                THREE MONTHS ENDED
                                                    JANUARY 31
                                                ------------------

Millions of Dollars                               1996       1995
-------------------------------------------------------------------
Net income ...................................  $     22   $     23
                                                ========   ========
Average Common and
  common equivalent shares (millions):

Average common shares outstanding
  as adjusted per primary calculations .......      73.8       74.5
Assuming conversion
  of Series G Preferred Stock ................        .6         .6
                                                --------   --------

Average common and dilutive
  common equivalent shares as adjusted .......      74.4       75.1
                                                ========   ========

Net income per common share assuming
  full dilution (dollars):

Net income ...................................  $    .29 # $    .31 #
                                                ========   ========
---------------


#  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.


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